Exhibit 23(a)
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 333-02651; 333-59367; 333-86423; 333-69766, 333-119249 and 333-135698) and Forms S-3 (File Nos. 333-137993; 333-45532 and 333-115645) of CanArgo Energy Corporation our Reports dated March 13, 2008 relating to the financial statements of CanArgo Energy Corporation as of December 31, 2007 and 2006 and for the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which appear on page F-3, 68 and 69 of this Annual Report.
L J Soldinger Associates LLC
Deer Park, Illinois, USA
13 March 2008